SF Partnership, LLP
                                                           Chartered Accountants



May 24, 2002

Martin Lapedus
New Cinema Partners Inc.
357 Bay Street, Suite 404
Toronto, Ontario
M5H  2T7

Dear Martin:

Re:      New Cinema Partners Inc.

As the auditors for the above noted company, we are in the process of completing the audited financial statements for the year ended February 28, 2002. However, we do not forsee completing the statements before the filing deadline of May 28, 2002.

If you have any questions, please do not hesitate to contact me.

Yours very truly,

/s/ Bradley Waese
----------------------
    Bradley Waese, CA
    Direct Line (416) 646-8057








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